Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-257277 on Form S-3 and Registration Statement Nos. 333-191081 and 333-265360 each on Form S-8 of our reports dated March 1, 2023, relating to the financial statements of Diversified Healthcare Trust and the effectiveness of Diversified Healthcare Trust's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 1, 2023